Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Jim Shaffer (515) 965-6107

Casey’s Reports Improving Trends

Despite Disappointing Fourth Quarter

Ankeny, Iowa, June 9, 2004—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the fourth quarter and the fiscal year ended April 30, 2004. Quarterly diluted earnings per share were $0.02, down from $0.11 for the same quarter a year ago. For fiscal 2004, diluted earnings per share were $0.73 compared with $0.80 for fiscal 2003. Ronald M. Lamb, Chairman & CEO, gave the significant causes for the earnings shortfall: “In the fourth quarter alone, a gasoline margin a penny under our historical average cost us 3 cents per share, a decrease in the cigarette margin cost us 3 cents, and higher cheese prices accounted for 1 cent. A $3.4 million increase in our insurance reserves, primarily for workers’ compensation, came to 4 cents.”

The 4 cents was the outcome of an independent actuarial review completed in the fourth quarter. In response, the Company strengthened reserves for adverse development and for losses incurred but not yet reported. Lamb added, “We requested an actuarial opinion for the first time primarily because of the size of the reserves and recent changes in the retentions.”

Gasoline—The difficult gasoline market experienced in the third quarter continued in the fourth. “Our cost per gallon has increased nearly every week since December—we haven’t seen that kind of rising trend line since the 1970s,” said Lamb. “We made some headway from the third quarter to the fourth, however, and expect further improvement when wholesale prices begin to normalize.” Fourth quarter gallons sold increased 5.4%, but the average margin was 9.5 cents per gallon versus 10.4 cents for the same quarter a year ago. For all of fiscal 2004, gallons sold were up 6.1% to 991 million and the average margin was 10.1 cents per gallon. Gross profit was $100 million, down 2.4% from $102.5 million for fiscal 2003. Management will continue to fine-tune mechanisms for balancing gasoline gallons sold and average margin per gallon to improve gross profit. The Company’s new satellite-based gasoline inventory system was operational in 1,310 stores at year-end and is expected to add efficiencies in fiscal 2005.

Grocery & Other Merchandise—Fourth quarter sales were up 6.5% to $161.8 million, and the average margin was down 200 basis points to 29.2%. “Cigarette margins remained depressed primarily because of changes in manufacturers’ programs, but cigarette sales kept pace with those in the previous fourth quarter—a positive in light of the year’s second and third quarter declines,” Lamb stated. “We view the program changes as an opportunity to implement strategies that will increase our market share over time.” For fiscal 2004, grocery & other merchandise sales were up 3.5% to $678.9 million, the average margin was down 50 basis points to 31%, and gross profit was up 2% to $210.5 million.

Prepared Food & Fountain—Fiscal 2004 was an excellent year for this category. Fourth quarter sales were up 12.2% to $45.7 million, and the average margin improved 50 basis points to 58.5%. For the twelve months, sales rose 9% to $184.4 million, the average margin improved 120 basis points to 60.6%, and gross profit was up 11.2% to $111.8 million. “Higher wholesale cheese prices in the fourth quarter were the only negative,” said Lamb, “and we’ll lock in a price when the market is right. We expect sales to continue their positive trend and believe we can sustain an average margin in excess of 60% in fiscal 2005.”

Inside Sales—Grocery & other merchandise and prepared food & fountain comprise Casey’s inside sales. For fiscal 2004, inside sales were up 4.6% to $863.2 million and gross margin was up 10 basis points to 37.3%. Gross profit on inside sales was up 5% to $322.3 million. “We credit fundamental improvements inside our stores to our point-of-sale initiative,” Lamb stated. “What we’re learning from POS data is continually improving our decisions about product selection, pricing, and store sets. The information has already played an important role in reducing stales in the prepared food & fountain category and increasing beer and pop sales in grocery & other merchandise. In 2005, we’ll add software to enhance data analysis and system-related hardware to increase inventory control on direct-to-store merchandise deliveries.” At year-end, the Company had full POS in 478 stores. Management intends to continue installations at the rate of 10 per week until the project is completed.

Operating Expenses—Largely because of challenges related to gasoline and cigarettes, growth in fiscal 2004’s gross profit did not outpace growth in operating expenses. Total gross profit rose 3% to $424.3 million while operating expenses rose 7% to $311.1 million. “Though bank fees caused by credit card usage rose significantly and property taxes were higher, we did well at controlling operating expenses,” Lamb said. “Without the increase in insurance reserves, expenses were up only 5.8%.” The Company continued to align store manager compensation with store performance.

Store Growth—Two of the Company’s goals for fiscal 2004 were closely related. Lamb said, “We intended to use our excellent financial position to take advantage of business opportunities, especially to be more aggressive in acquiring stores.” During the year, Casey’s purchased 26 stores and built 15. Lamb stated, “As of the date of this press release, we’ve signed contracts for 4 acquisitions, have agreements for others, and are negotiating several more.”

Fiscal 2005 Goals—Lamb expressed ongoing confidence in the Company’s business model and said, “The recent trend improvements indicate we’re moving in the right direction. I give Vice President–CFO Jamie H. Shaffer, whose planned retirement will take place on July 31, credit for encouraging management to share these quantifiable goals with the investment community.”

•	Increase same-store gasoline gallons sold at least 2% with an average margin of at least 10.5 cents per gallon.
•	Increase same-store grocery & other merchandise sales 2.9% with an average margin over 32%.
•	Increase same-store prepared food & fountain sales 6% with an average margin over 60%.
•	Have over 900 stores with full point of sale.
•	Hold the percentage increase in operating expenses to no more than the percentage increase in inside sales.
•	Acquire at least 43 stores and build 15 new stores to achieve 3.5% total store growth.

The Company will post monthly same-store sales for gasoline gallons, grocery & other merchandise, and prepared food & fountain on Casey’s Web site approximately fifteen days following the month’s end. The first posting for fiscal 2005 will be in mid-June.

Board Actions—At its June 3, 2004 meeting, the Board of Directors approved the following promotions:

•	Robert J. Myers to President–COO
•	William J. Walljasper to Vice President–CFO, effective August 1, 2004
•	John G. Harmon to Senior Vice President–Secretary with leadership of the acquisition team
•	Russell D. Sukut to Vice President–Treasurer
•	Eli J. Wirtz to Vice President–Corporate Counsel

In further action, the Board approved an increase in the quarterly dividend to $0.04 from $0.035, payable on August 16, 2004 to shareholders of record on August 2, 2004. Acknowledging shareholders’ interest in dividend increases, the Board agreed to review the dividend every year at its June meeting.

***

	Casey’s General Stores, Inc. Consolidated Statements of Income (Dollars in thousands, except per share amounts)
	Three months ended April 30,		Year ended April 30,
	2004	2003	2004	2003
Net sales	$602,207	$544,681	$2,367,473	$2,155,606
Franchise revenue	309	505	1,669	2,451

Total revenue	$602,516	$545,186	$2,369,142	$2,158,057

Cost of goods sold	$505,013	$449,006	$1,943,179	$1,743,541
Operating expenses	80,530	72,121	311,142	290,801
Depreciation and amortization	12,564	11,983	49,506	47,299
Interest, net	3,108	3,230	12,398	13,030

	$601,215	$536,340	$2,316,225	$2,094,671

Income before income taxes	$1,301	$8,846	$52,917	$63,386
Federal and state income taxes	463	3,291	16,451	23,580

Net income	$838	$5,555	$36,466	$39,806

Basic earnings per share	$.02	$.11	$.73	$.80
Weighted average shares outstanding	50,003	49,657	49,876	49,643
Diluted earnings per share	$.02	$.11	$.73	$.80
Weighted average shares outstanding	50,201	49,728	50,041	49,720

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	April 30, 2004	April 30, 2003
Assets
Current assets
Cash and cash equivalents	$45,887	$40,544
Receivables	5,751	5,742
Inventories	77,895	65,259
Prepaid expenses	6,392	4,590
Income taxes receivable	10,882	2,161

Total current assets	$146,807	$118,296
Other assets	1,154	808
Property and equipment, net of accumulated depreciation April 30, 2004 $409,969 April 30, 2003 $368,123	686,625	657,643

Total assets	$834,586	$776,747

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$28,345	$19,897
Accounts payable	83,388	64,880
Accrued expenses	34,107	32,561

Total current liabilities	$145,840	$117,338

Long-term debt, net of current maturities	$144,158	$162,394
Deferred income taxes	99,159	86,871
Deferred compensation	5,635	4,484

Total liabilities	$394,792	$371,087

Total shareholders’ equity	439,794	405,660

Total liabilities and shareholders’ equity	$834,586	$776,747

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Dollars in thousands)
Fiscal year ended 4/30/04	Gasoline	Grocery & other merchandise	Prepared food & fountain	Other	Total
Sales	$1,480,557	$678,865	$184,379	$23,672	$2,367,473
Gross profit	$99,993	$210,478	$111,800	$2,023	$424,294
Margin	6.8%	31.0%	60.6%	8.5%	17.9%
Gasoline gallons	991,016
Fiscal year ended 4/30/03
Sales	$1,290,094	$655,977	$169,228	$40,307	$2,155,606
Gross profit	$102,460	$206,446	$100,513	$2,646	$412,065
Margin	7.9%	31.5%	59.4%	6.6%	19.1%
Gasoline gallons	934,040

Gasoline Gallons Same-store Sales Growth (Stores open for at least one full year)						Gasoline Margin (Cents per gallon)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	6.4%	3.4%	0.7%	1.7%	3.1%	F2004	9.8 ¢	11.9 ¢	9.1 ¢	9.5 ¢	10.1 ¢
F2003	-5.5	-5.1	-4.4	4.1	-3.0	F2003	9.9	11.7	11.9	10.4	11.0
F2002	6.3	11.5	17.7	2.0	9.2	F2002	9.3	10.2	7.5	10.4	9.3
F2001	-1.2	-6.0	-10.7	-4.7	-5.6	F2001	13.6	12.2	11.9	9.6	11.9

Grocery & Other Merchandise Same-store Sales Growth (Stores open for at least one full year)						Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	0.6%	-0.5%	-1.2%	2.8%	0.4%	F2004	31.5%	32.3%	30.8%	29.2%	31.0%
F2003	4.2	0.8	-3.1	-1.9	0.2	F2003	31.0	33.0	30.6	31.2	31.5
F2002	8.7	10.6	19.0	9.7	11.7	F2002	32.9	30.6	27.0	30.4	30.3
F2001	5.1	0.3	-6.4	-2.2	-0.6	F2001	32.1	34.3	32.4	30.7	32.4

Prepared Food & Fountain Same-store Sales Growth (Stores open for at least one full year)						Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	5.8%	4.1%	4.5%	7.6%	5.5%	F2004	60.8%	62.8%	60.3%	58.5%	60.6%
F2003	2.8	2.0	-2.9	2.4	1.1	F2003	59.1	60.1	60.3	58.0	59.4
F2002	7.0	7.6	15.4	3.5	8.3	F2002	54.9	53.9	56.8	56.2	55.4
F2001	3.0	2.9	2.0	3.7	2.9	F2001	57.3	56.9	56.6	54.3	56.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 10, 2004. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.

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